Exhibit 10.39
Perot Systems Corporation
1991 Stock Option Plan
Amended and Restated Stock Option Agreement
Non-Qualified Stock Option Grant
This Amended and Restated Stock Option Agreement (this “Agreement”) amends, restates and replaces the Stock Option Agreement dated October 23, 2000 (the “Original Agreement”), between Perot Systems and you. This Agreement amends the terms of the Original
Agreement effective on the date of the last signature below. This Agreement is not valid until properly executed by both parties, with an original copy delivered to Perot
Systems.

Participant:	Ross Perot, Jr.
Employee ID:	18930
Effective Date:	October 23, 2000
Option Shares:	950,000
Option Date:	October 23, 2000
Option Price and
Vesting Schedule:

Vesting Date	Option Shares	Price
October 23, 2001	190,000	$9.50
October 23, 2002	190,000	$9.50
October 23, 2003	190,000	$9.50
October 23, 2004	190,000	$9.50
October 23, 2005	190,000	$9.94

Expiration Date:	Eleven years after the Effective Date, unless terminated earlier under the Agreement or the Plan.
By signing this Agreement, the Participant:
•	Agrees to be bound by the terms of this Agreement and the Plan;

•	Acknowledges receiving an electronic or paper copy of (1) the Plan, (2) the Prospectus for the Plan, and (3) Perot Systems’ most recent Annual Report on Form 10-K; and

•	Consents to receiving delivery of the all future communications and required documents relating to the Plan or this Agreement via TRAIN or other electronic transmission.

Ross Perot, Jr.		PEROT SYSTEMS CORPORATION

Signature:	/s/ Ross Perot, Jr.	By:	/s/ Thomas D. Williams

Name: Thomas D. Williams
Date: 12-22-2006			Title: Vice President and General Counsel

Date: December 27, 2006

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings indicated:
(a)	“Agreement” means this Amended and Restated Stock Option Agreement between Perot Systems and Participant.

(b)	“Committee” means the Board of Directors of Perot Systems or the committee of the Board, Chief Executive Officer or other officer of Perot Systems appointed to administer or to have authority with respect to the Plan.

(c)	“Common Stock” means the Class A Common Stock, $.01 par value per share, of Perot Systems.

(d)	“Company” means Perot Systems and its majority-owned subsidiaries.

(e)	“Confidential Information” means all written, machine reproducible, oral and visual data, information and material, including but not limited to the terms of this Agreement and the Plan, business, financial and technical information, computer programs, documents and records (including those that Participant develops in the scope of his or her employment) that (i) the Company or any of its customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company or any of its customers or suppliers or any of their business activities, products or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by Perot Systems for unrestricted public disclosure.

(f)	“Effective Date” means the date set forth on the first page of this Agreement, which relates back to the effective date of the Original Agreement.

(g)	“Expiration Date” means the date and time as of which the Option expires, which is the earlier of (i) the close of business on the eleven years after the Effective Date, or (ii) the date and time as of which all rights to exercise the Option are terminated under Section 2(d).

(h)	“Market Value” of a share of Purchased Stock on a given date means the closing sale price for Purchased Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available.

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(i)	“Net Investment Proceeds,” with respect to any share of Purchased Stock sold or otherwise transferred by Participant or Participant’s successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the Option for such share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) any reasonable and customary commission paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale.

(j)	“Option” means the right and option evidenced by this Agreement.

(k)	“Participant” means the individual named on the first page of this Agreement.

(l)	“Perot Systems” means Perot Systems Corporation, a Delaware corporation.

(m)	“Plan” means Perot Systems’ 1991 Stock Option Plan, as amended and restated as of March 23, 2000, as further amended from time to time.

(n)	“Purchased Stock” means any Common Stock purchased upon the exercise of this Option, together with any successor security, property or cash issued or distributed by Perot Systems or any successor entity, whether by way of merger, consolidation, share exchange, reorganization, liquidation, recapitalization or otherwise.

(o)	“Termination for Substantial Misconduct” means termination of employment for conduct resulting in a felony conviction of the Participant; actions involving moral turpitude, theft, or dishonesty in a material matter; breach of any obligation under Section 5 of this Agreement; or failure by Participant to carry out the directions, instructions, policies, rules, regulations, or decisions of the Board of Directors of Perot Systems including, without limitation, those relating to business ethics and the ethical conduct of the business of the Company.

(p)	“Total Disability” of Participant means a mental or physical disability of the Participant that the Committee, in its sole discretion, determines will permanently prevent the Participant from performing the duties of his or her current occupation with the Company or any other reasonable occupation (suitable for a person in good health having the Participant’s educational background, employment history, training, and skills) with the Company or any other employer, but does not include any condition that the Committee, in its sole discretion, determines to have resulted from the Participant’s use of alcohol, drugs, or other chemical substances, or from actions taken by Participant with the intention of causing self-injury or with reckless disregard for personal health and safety.

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(q)	“Transfer” or “transfer” or derivations thereof includes any sale, assignment, gift, exchange or any other disposition (other than dispositions caused by the foreclosure on a pledge, encumbrance, hypothecation, or mortgage where the successor holder remains subject to the transfer restrictions stated in this Agreement).

(r)	“Vesting,” or “vesting” or derivations thereof with respect to any Option issued under this Agreement, means receiving the right to exercise the Option.

(s)	“Vesting Period” means the period of time commencing on the Effective Date of this Agreement and ending on the date on which the entire Option has Vested.
2.	Grant of Option; Exercise of Option; Purchase of Stock.
(a)	Subject to the terms, conditions, and restrictions set forth in the Plan (which is incorporated herein by reference) and this Agreement, Perot Systems hereby grants to Participant, and Participant hereby accepts from Perot Systems, the option to purchase from Perot Systems
(i) the number of shares of Common Stock specified as the “Option Shares” on the first page of this Agreement,
(ii) at the purchase price per share of Common Stock specified as the “Exercise Price” on the first page of this Agreement,
(iii) which option will Vest in Participant in accordance with the Vesting Schedule specified on the first page of this Agreement.
The Option shall continue to Vest only for so long as Participant is an employee of Company or has a Total Disability, unless the Committee, in its sole discretion, agrees in writing otherwise; provided, that if the Participant ceases to be an employee by reason of the Participant’s death or dies while having a Total Disability, the Option shall immediately Vest in full. Participant will have the right to exercise the Vested Option and purchase Common Stock after the Option Vests as provided in Section 2(d) below.
(b)	The purchase price of shares as to which the Option is exercised must be paid to Perot Systems at the time of the exercise either in cash or in such other consideration as the Committee may approve having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and such other consideration.

(c)	The Committee may elect to assist Participant in satisfying an obligation to pay or withhold taxes required as a result of the exercise of this Option by accepting shares of Purchased Stock at Market Value to satisfy the tax obligation. The

1991 Stock Option Plan	4	Stock Option Agreement

shares of Purchased Stock accepted may be either shares withheld upon the exercise of this Option or other shares already owned by Participant. In determining whether to approve acceptance of Purchased Stock to satisfy such a tax obligation, the Committee may consider whether the shares proposed to be delivered are subject to any holding period or other restrictions on transfer and may waive or arrange for the waiver of any such restrictions.

(d)	The Option is only exercisable as to Vested Options. Once Vested, the Option may be exercised until the Expiration Date, provided, however, if the Participant ceases to provide services to the Company in any capacity, whether as a director, officer, employee or consultant, be an employee for any reason other than death or Total Disability, the Option may be exercised only for ninety days after the date Participant ceases to provide services to the Company, and in any case no later than the Expiration Date.

(e)	The Option is exercisable by delivery of an exercise notice, in the form and format and by the method approved by Perot Systems’ stock administrator, which form and format may be electronic and solely available by access through Perot Systems internal computer network, which notice will state the election to exercise the Option, the number of Vested shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company in accordance with the terms of the Plan. The Option will be deemed to be exercised upon receipt by the Company of such exercise notice and the purchase price of the Vested shares of Common Stock as to which the Option is exercised, provided that Participant has concurrently made adequate provision for fulfilling all applicable tax withholding requirements and other tax obligations. If the Company in its sole discretion determines that it is necessary or desirable to withhold any amounts for taxes on Participant’s behalf, Participant shall reimburse the Company for such amounts immediately after being notified of them. If Participant does not reimburse the Company for such amounts, the Company may in its sole discretion either (i) recover such amounts by selling or canceling at Market Value sufficient shares of any Purchased Stock held by Participant or (ii) rescind the exercise.
3.	Restrictions on Transfer. The Option may not be sold or otherwise transferred except (a) by will or the laws of descent and distribution, (b) with the written consent of the Committee, or (c) in a gratuitous transfer permitted under SEC Form S-8 to any one or more of the following permitted transferees (i) any one or more of Participant’s Family Members; (ii) a custodian, trustee, executor or other fiduciary in a custodial account, trust or other arrangement in which Participant and/or one or more Family Members of Participant collectively retain more than 50% of the beneficial interest; or (iii) a partnership, corporation, limited liability company or other entity in which Participant and/or one or more Family Members of Participant collectively retain more than 50% of the voting interests. For purposes of this Agreement, the term “Family Member” shall mean a spouse, former spouse, grandparent, parent, stepparent, parent of a spouse,

1991 Stock Option Plan	5	Stock Option Agreement

child, stepchild, spouse of a child, grandchild, sibling, spouse of a sibling, niece, or nephew, and shall include adoptive relationships. The Option may be exercisable only by: Participant; a Permitted Transferee; the executors or administrators of Participant’s estate or a Permitted Transferee’s estate following his or her death; or the guardian of Participant’s property or a Permitted Transferee’s property if one is appointed by reason of Participant’s or a Permitted Transferee’s Total Disability. For purposes of this Agreement, references to Participant shall be deemed to include another person who is exercising the Option in accordance with this Section 3 or to whom the Option has been transferred in accordance with this Section 3. Perot Systems is not obligated to recognize any purported sale, other transfer, or exercise of the Option in violation of this Section 3 and; unless it elects to do otherwise, may treat any such purported sale, other transfer, or exercise as null, void, and of no effect.

4.	Rights to Buy Back Purchased Stock and to Require Payback of Certain Profits.
(a)	If the Committee discovers that Participant has engaged in any conduct prohibited by Section 5 or if Participant ceases to be employed by the Company and the Committee, in its sole discretion, determines that Participant’s cessation of employment resulted from a Termination for Substantial Misconduct or would have resulted in a Termination for Substantial Misconduct had the relevant facts been known at the time of Participant’s cessation of employment, Perot Systems will have the right for 150 days after the Committee discovers the relevant facts to cancel any unexercised Option, whether or not Vested, and to buy back from Participant any shares of Purchased Stock then owned by Participant, at a purchase price equal to the price per share paid by Participant for the shares plus simple interest on such amount at the rate of 8% per annum from the date of payment by Participant to the date of tender of payment by Perot Systems as set forth in Section 4(b) below, and the right to require Participant to pay back to Perot Systems in cash the Net Investment Proceeds with respect to any shares of Purchased Stock that have been sold or otherwise transferred by Participant.

(b)	Whenever Perot Systems has a right to buy back shares of Purchased Stock or to require Participant to pay back to Perot Systems Participant’s Net Investment Proceeds with respect to any shares of Purchased Stock under this Section 4, Perot Systems may exercise its right by notifying Participant or the subsequent holder of Perot Systems’ election to exercise its right within the designated exercise period. The giving of such notice will give rise to an obligation on the part of Participant or the subsequent holder to tender to Perot Systems, within 10 days, any previously issued certificate representing shares of Purchased Stock to be bought back, duly endorsed in blank or having a duly executed stock power attached in proper form for transfer. If any such certificate is not tendered within 10 days, Perot Systems may cancel any outstanding certificate representing shares to be bought back. Perot Systems is required to tender the purchase price for shares to be bought back under this Section 4 within 20 days of giving notice of its election to exercise its right to buy back shares. If the person from whom the shares are to be bought back has not complied with an obligation to return a

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certificate representing shares to be bought back, however, Perot Systems is not required to tender the purchase price until 20 days after the certificate is returned or 20 days after it cancels the certificate, whichever occurs first.
5.	Non-Competition and Non-Disclosure. Participant acknowledges that: (i) in the course and as a result of employment with the Company, Participant will obtain special training and knowledge and will come in contact with the Company’s current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company; (ii) the Company is continuously developing or receiving Confidential Information, and that during Participant’s employment he or she will receive Confidential Information from the Company, its customers and suppliers and special training related to the Company’s business methodologies; and (iii) Participant’s employment by Company creates a relationship of trust that extends to all Confidential Information that becomes known to Participant. Accordingly, and in consideration of Perot Systems’ granting this Option to Participant, Participant agrees that Perot Systems will be entitled to terminate all rights to exercise the Option and to exercise the rights specified in Section 4 above if Participant does any of the following without the prior written consent of the Company:
(a)	while employed by the Company or within one year thereafter:
(i)	competes with, or engages in any business that is competitive with, the Company within 250 miles of any location at which Participant was employed by or provided services to the Company;

(ii)	solicits or performs services, as an employee, independent contractor, or otherwise, for any person (including any affiliates or subsidiaries of that person) that is or was a customer or prospect of the Company during the two years before Participant’s employment with the Company ended if Participant solicited business from or performed services for that customer or prospect while employed by Company; or

(iii)	recruits, hires, or helps anyone to recruit or hire anyone who was an employee of Perot Systems, or of any of its customers for whom Participant performed services of from whom Participant solicited business, within the six months before Participant’s employment with the Company ended; or
(b)	discloses or uses any Confidential Information, except in connection with the good faith performance of Participant’s duties as an employee or, solely with respect to the terms of this Agreement or the Plan, to Participant’s spouse; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; or fails, upon Perot Systems’ request, to execute and comply with a third party’s agreement to protect its confidential and proprietary information; or solicits or induces the unauthorized disclosure or use of

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Confidential Information.
If any court of competent jurisdiction finds any provision of this Section 5 to be unreasonable, then that provision shall be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable.
6.	Stock Certificates; Rights as Shareholder. Each certificate representing shares of Purchased Stock will bear such legends as the Committee determines are necessary or appropriate. Whether or not certificates representing shares of Purchased Stock have been issued or delivered, Participant will have all the rights of a shareholder of Purchased Stock, including voting, dividend and distribution rights, with respect to shares of Purchased Stock owned by Participant. Participant will not have any rights as a shareholder with respect to any shares of Purchased Stock subject to the Option before the date of issuance to Participant of shares upon exercise of the Option.

7.	Compliance with Plan. If the provisions of the Plan are inconsistent with the provisions of this Agreement, the provisions of the Plan supersede the provisions of this Agreement.

8.	Notices.
(a)	All notices or other communications relating to this Plan or any other matter relating to this Agreement given to the Committee, Perot Systems, or any Company will be deemed delivered on the day the notice or other communication is received in tangible written form by the Stock Administrator at Perot Systems’ corporate headquarters address, provided that such notice is in the form specified by Perot Systems.

(b)	All notices or other communications relating to this Plan or any other matter relating to this Agreement given to a Participant by the Committee, Perot Systems, or any Company will be deemed delivered on the first day the notice or other communication is (1) personally delivered to that person, (2) electronically transmitted to a person who on the date of that transmission either is an employee of any Company or has consented to receiving notices by electronic transmission to the last known electronic transmission address of that person, provided that an acknowledgement of receipt is returned, or (3) placed in the official government mail of the country of the sender in an envelope with proper postage paid addressed to the last known address of that person as reflected in Perot Systems’ personnel or stock records.

(c)	Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective.

1991 Stock Option Plan	8	Stock Option Agreement

(d)	Consent to Electronic Delivery of Notices, Plan Documents and Prospectuses. By executing this Agreement, the Participant will be deemed to consent to receiving copies of all notices and other communications relating to the Plan and this Agreement by electronic transmission, including but not limited to the Prospectus relating to the Plan, all participation materials, and all other documents required to be delivered in connection with the Plan. Upon request, Perot Systems will provide any such documents to the Participant in tangible written form.
9.	Remedies. Perot Systems is entitled, in addition to any other remedies it may have at law or in equity, to temporary and permanent injunctive and otherwise equitable relief to enforce the provisions of this Agreement. Any action to enforce the provisions of, or otherwise relating to, this Agreement may be brought in the state or federal courts having jurisdiction in Dallas, Dallas County, Texas. By signing this Agreement, Participant consents to the personal jurisdiction of such courts in any such action.

10.	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. However, Participant does not have the power or right to assign this Agreement without the prior written consent of Perot Systems.

11.	Attorneys’ Fees. If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

12.	Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected.

13.	Headings. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the choice of law rules in such law. This Agreement shall be deemed to have been entered into and wholly performed in Dallas County, Texas. Venue of any disputes relating to this Agreement shall be in Dallas County, Texas. This Agreement has been written in English, which language will control in all respects. No translation of this Agreement into any other language will be of any force or effect in its interpretation or in a determination of the intent of either party. Each party waives, to the maximum extent permitted by applicable law, any right it may have under the laws of any country or other jurisdiction to have this Agreement written in any other language.

1991 Stock Option Plan	9	Stock Option Agreement

15.	Entire Agreement. This Agreement, together with the Plan and any procedure adopted by the Committee thereunder, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.

16.	Changes in Capitalization. If any change is made in the Common Stock (including, but not limited to, changes resulting from a stock dividend, stock split, merger, consolidation, reorganization, recapitalization, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by Perot Systems), the Committee will equitably adjust the number of shares of Common Stock and the Exercise Price for those shares that are subject to outstanding rights under this Agreement to preserve the rights of Participant under this Agreement. The determination of the Committee with respect to any such adjustments shall be final, binding and conclusive.

17.	No Guarantee of Continued Employment. Participant acknowledges and agrees that the Vesting of shares of Common Stock under this Agreement is earned only while continuing service to the Company as an employee at the will of the Company (and not through the act of being hired, being granted an Option or purchasing shares under this Agreement). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the Vesting schedule set forth herein do not constitute an express or implied promise of continued employment by the Company for the Vesting Period, for any period, or at all, and shall not interfere with Participant’s right or the Company’s right to terminate Participant’s employment relationship with the Company at any time, with or without cause.

1991 Stock Option Plan	10	Stock Option Agreement